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                                                                 EXHIBIT 99.9


    NEITHER THIS DEBENTURE NOR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES COMMISSION OF ANY STATE UNDER
    ANY STATE SECURITIES LAW.   THE SECURITIES ARE RESTRICTED AND MAY NOT
    BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR ARE PERMITTED UNDER THE ACT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

No. 1                                                       US $750,000.00

                                  MEDIA LOGIC, INC.

                     7% CONVERTIBLE DEBENTURE DUE OCTOBER 29, 2000


    THIS DEBENTURE is one of a duly authorized issue of $750,000 in Debentures of MEDIA LOGIC, INC., a corporation duly organized and existing under the laws of The Commonwealth of Massachusetts (the "Company") designated as its 7% Convertible Debenture Due October 29, 2000.

    FOR VALUE RECEIVED, the Company promises to pay to F.T.S. Worldwide Corp., the registered holder hereof (the "Holder"), the principal sum of Seven Hundred Fifty Thousand and 00/100 (US $750,000.00) Dollars on October 29, 2000 (the "Maturity Date") and to pay interest on the principal sum outstanding from time to time in arrears upon conversion as provided herein on October 29, 2000 at the rate of 7% per annum accruing from the date of initial issuance (the "Issuance Date"). Accrual of interest shall commence on the first such business day to occur after the date hereof until payment in full of the principal sum has been made or duly provided for. Subject to the provisions of Section 4 below, the principal of, and interest on, this Debenture are payable at the option of the Company, in shares of Common Stock, $.01 par value per share, of the Company ("Common Stock"), or in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time. The Company will pay the principal of and interest upon this Debenture on the Maturity Date, less any amounts required by law to be deducted, to the registered holder of this Debenture as of the tenth day prior to the Maturity Date and addressed to such holder as the last address appearing on the Debenture Register. The forwarding of such check shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such check plus any amounts so deducted.

    The Company has issued this Debenture pursuant to a Securities Purchase Agreement between the Company and the Buyer named therein (the "Securities Purchase Agreement"). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Securities Purchase Agreement.


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    This Debenture is subject to the following additional provisions:

    1. The Debentures are issuable in denominations of Ten Thousand Dollars (US $10,000) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same. No service charge will be made for such registration or transfer or exchange.

    2. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

    3.   This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation including opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Act or any applicable
state or foreign securities laws.   Prior to due presentment for transfer of
this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

    4.   A.   Subject to Section 4(B), the Holder of this Debenture is
entitled, at its option, to convert at any time commencing seventy five (75) days after the Issuance Date (the "Conversion Time") the principal amount of this Debenture, provided that the principal amount is at least US $10,000 (unless if at the time of such election to convert the aggregate principal amount of all Debentures registered to the Holder is less than Ten Thousand Dollars (US $10,000), then the whole amount thereof) into shares of Common Stock of the Company at a conversion price (the "Conversion Rate") for each share of Common Stock equal to the lesser of (a) 120% of the Market Price on the Issuance Date, and (b) 80% of the Market Price on the Conversion Date (as defined below). For purposes of this Section 4, the Market Price shall be the average closing bid price of the Common Stock on the five (5) trading days immediately preceding the Issuance Date or Conversion Date, as may be applicable, on the American Stock Exchange ("AMEX") or, if the Common Stock is not then listed on AMEX or any other national securities exchange, the Market Price shall be the average closing bid price of the Common Stock on the five (5) trading days immediately preceding the Issuance Date or Conversion Date, as may be applicable, as reported by the National Association of Securities Dealers, Inc. or the closing bid price in the over-the-counter market on such date. Conversion shall be effectuated by surrendering the Debentures to be converted to the Company with the form of conversion notice attached hereto as Exhibit A, executed by the Holder of the Debenture evidencing such Holder's intention to convert this Debenture or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. Interest accrued or accruing from the date of issuance to the date of conversion shall, at the option of the Company, be paid in cash or Common Stock upon conversion at the Conversion Rate. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the


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nearest whole share.  The date on which notice of conversion is given (the
"Conversion Date") shall be deemed to be the date on which the Holder has delivered this Debenture, with the conversion notice duly executed, to the Company or, the date set forth in such facsimile delivery of the notice of conversion if the Debenture is received by the Company within three (3) business days therefrom. Facsimile delivery of the conversion notice shall be accepted by the Company at telephone number (508-695-8593); ATTN: Chief Financial Officer. Certificates representing Common Stock upon conversion will be delivered within five (5) business days from the date the notice of conversion with the original Debenture is delivered to the Company.

         B. The Company shall have the right to require, by written notice to the Holder of this Debenture at least ten (10) days prior to the Maturity Date, that the Holder of this Debenture exercise its right of conversion with respect to all or that portion of the principal amount and interest outstanding on the Maturity Date.

    5. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company.

    6. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

    7. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee agree that the Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any proposed merger, consolidation or sale or transfer of all or substantially all of the assets of the Company (a "Sale"), the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company. In the event the Holder hereof shall elect not to convert, the Company may prepay all outstanding principal and accrued interest on this Debenture, less all amounts required by law to be deducted, upon which tender of payment all rights to conversion hereunder shall terminate.

    8. The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

    9. This Debenture shall be governed by and construed in accordance with the laws of the

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State of New York.  Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

    10.  The following shall constitute an "Event of Default":

         a. The Company shall default in the payment of principal or interest on this Debenture and such default shall remain unremedied for five (5) business days after the Company has been notified of the default in writing by a Holder; or

         b. Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement or in any other Agreement executed by the Company in connection therewith, or in any certificate or financial or other written statements furnished by the Company in connection with the execution and delivery of this Debenture or the Securities Purchase Agreement shall be false or misleading in any material respect at the time made; or

         c: The Company fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture and when required by this Debenture or the Registration Rights Agreement, or fails to remove any restrictive legend or to cause its Transfer Agent to transfer any certificate or any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture, the Securities Purchase Agreement or the Registration Rights Agreement and any such failure shall continue uncured for five (5) business days after the Company has been notified of such failure in writing by Holder;

         d. The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of thirty (30) days after written notice to the Company from the Holder of such failure; or

         e. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

         f. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or



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         g.   Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty
              (60) days thereafter; or

         h. Any money judgment, writ or warrant of attachment, or similar process in excess of One Million ($1,000,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days; or

         i. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

         j. The Company shall have its Common Stock suspended or delisted from an exchange or over-the-counter market from trading for in excess of five (5) trading days.


Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the holders of at least 50% in principal amount of outstanding Debentures (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

    11. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

    12.  A.   If the Registration Statement covering the Conversion Shares is not effective within 180 days of the Issuance Date (the "Final Registration Date") (except as provided by the last sentence of Section 2(a) of the Registration Rights Agreement), the Company shall redeem this Debenture by paying to the Holder in cash an amount equal to the gross proceeds which the Holder would have realized had this Debenture (and accrued but unpaid interest thereon, if any) been converted on the Final Registration Date (with the Conversion Date being the Final Registration Date) and all the shares of Common Stock into which this Debenture was converted were sold on the Final Registration Date at the Market Price on such date.

    B. If (x) the Company fails to obtain the approval of, or a waiver from AMEX with

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respect to the 20% Rule in connection with the issuance of the Conversion Shares and (y) the Company does not receive Shareholder Approval within sixty (60) days after the 20% Date (such 60th day, the "Final 20% Approval Date"), the Company shall redeem this Debenture by paying to the Holder in cash an amount equal to the gross proceeds which the Holder would have received had this Debenture (and accrued but unpaid interest thereon, if any) been converted on the Final 20% Approval Date (with the Conversion Date being the Final 20% Approval Date) and all of the shares of Common Stock into which this Debenture was converted were sold on the Final 20% Approval Date at the Market Price on such date.

    C.   If the Company shall be required to redeem the Debentures pursuant to
Section 12(A) or 12(B), the Company shall send notice (the "Redemption Notice") to the Holder at such Holder's address and telecopier number as the same shall appear on the books of the Company and the Company shall redeem the Debentures five (5) business days following the date on which the Company provides the Redemption Notice (the "Redemption Date"). The Redemption Notice shall state that (i) the Debentures will be redeemed on the Redemption Date, (ii) the redemption price, (iii) the place which certificates for Debentures must be surrendered to collect the redemption price, (iv) interest on the Debentures shall cease to accrue at the close of business on the day prior to the Redemption Date and (v) the section of the Debenture pursuant to which the Debentures are being redeemed. Notwithstanding anything herein to the contrary, if after delivering the Redemption Notice the Company does not redeem the Debentures on the Redemption Date, the Company shall have no further right to redeem the Debentures pursuant to Section 12(A) or 12(B) hereof.

    13. Any provision of the Debentures may be amended or waived if the Company shall obtain the written agreement thereto of the Holder or Holders of at least 50% of the principal amount of the Debentures at the time outstanding, except that, without the written agreement of the Holder or Holders of all of the Debentures at the time outstanding, no such amendment or waiver shall (i) change the maturity of any Debenture or change the principal of, or rate of interest with respect to any Debenture, (ii) change the percentage of the unpaid principal amount of the Debentures required with respect to any amendment or waiver or (iii) change the Conversion Rate or Conversion Time.

    14. The Company will characterize the Debentures as preferred stock of the Company for federal income tax purposes. Pursuant to Section 385(c) of the Internal Revenue Code of 1986, as amended, this characterization is binding on all Holders. A Holder treating the Debenture in a manner inconsistent with such characterization must disclose the inconsistent treatment on such Holder's tax return. This characterization, however, is not binding on the Internal Revenue Service, and neither the Company nor any Holder is excused from any interest or penalties resulting from improper characterization.

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    IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: October 29, 1997         MEDIA LOGIC, INC.


                                  By: /s/ William E. Davis
                                     ---------------------------
                                  Name:  William E. Davis
                                  Title: Chief Executive Officer


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                             EXHIBIT A


                        NOTICE OF CONVERSION

     (To be Executed by the Registered Holder in order to Convert the Debenture)



    The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Debenture No. 1 into shares of Common Stock of MEDIA LOGIC, INC., (the "Company") according to the conditions hereof, as of the date written below. In converting the Debenture No. 1, the undersigned hereby confirms and acknowledges that the shares of Common Stock are being acquired solely for the account of the undersigned and not a nominee for any other party, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended.


Date of Conversion* ____________________________________________________________

Applicable Conversion Price ____________________________________________________


Signature ______________________________________________________________________
                   [Name]

Address: _______________________________________________________________________

________________________________________________________________________________




* This original Debenture and Notice of Conversion must be received by the Company by the third business date following the Date of Conversion.

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